Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Cathy Mattison
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: cmattison@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2011 SECOND QUARTER RESULTS

Salt Lake City, Utah, Dec. 17, 2010: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2011 second quarter and six months ended November 30, 2010.

For the second quarter, Schiff Nutrition’s net sales were $52.6 million, compared to $53.8 million for the same period in fiscal 2010.  For its fiscal 2011 second quarter, Schiff Nutrition reported net income of $1.8 million, or $0.06 per diluted share.  As reported in the company’s October 15, 2010 press release, Schiff recognized $3.6 million in long term incentive plan expenses as a result of accelerated vesting of outstanding awards triggered by the Weider Health and Fitness – TPG Growth stock transaction.  Fiscal 2010 second quarter net income was $5.9 million, or $0.20 per diluted share.

For the six months ended November 30, 2010, Schiff Nutrition’s net sales were $104.0 million, compared to $102.3 million for the same period in fiscal 2010.  For the first six months of fiscal 2011, Schiff Nutrition reported net income of $5.5 million, or $0.19 per diluted share.  This compares to $10.3 million, or $0.36 per diluted share, for the same period a year ago.

Bruce Wood, President and Chief Executive Officer, stated, “The second quarter comparable sales results proved more challenging than our strong first quarter sales trend.  As compared to our fiscal 2010 second quarter overall net sales decreased 2.1%, with a modest branded sales decline offsetting a modest increase in private label net sales.  Our gross profit and operating margins were in line with our expectations, although tighter margins on private label business, ongoing promotion activity, and the incentive plan expense impacted our bottom line.

“In our second quarter, Schiff® MegaRed® Krill Oil continued to perform very well, and although our flagship Move Free® joint care brand registered a net sales decline, it outperformed virtually all other brands in the growth challenged joint care category as measured by IRI.  At the same time, we were pleased with the consumer response to the second quarter marketing support behind our Schiff Mega-D3™ new product, which remained in limited retail distribution.”

Wood concluded, “We remain optimistic about our future prospects, and are pleased to have distributed a $0.70 per share special dividend to our shareholders on October 26th.  We are excited about the presence of our new significant shareholder TPG Growth, as a result of the transaction that closed on October 14th.  We believe with TPG Growth now a part of the Schiff team, we will enhance our ability to execute organic growth initiatives, global sourcing programs, and in particular, acquisition opportunities.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, December 17th, at 9:00 a.m. ET.  The access number is 866-730-5770 for domestic callers and 857-350-1594 for international callers.  The participant access code is 14232637.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through January 13th, 2011.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 82777920.  The telephone replay will be available through December 23rd, 2010.

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About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced, MegaRed, and other branded products, the inability to gain or maintain market distribution for MegaRed or other new products, the entry of new branded and private label krill oil products into the market, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing (particularly relative to joint care products), availability (particularly relating to the limited number of krill oil suppliers), quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China) and potency, the mix between branded and private label products, the inability to grow or maintain branded and private label sales and/or margins in an increasingly competitive environment, the inability to successfully bid on new and existing private label business, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, adverse publicity regarding our nutritional supplements and/or their ingredients or the dietary supplement industry generally, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, the inability or increased cost to comply with or maintain good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2010	2009	2010	2009

Net sales	$52,622	$53,754	$104,041	$102,319
Cost of goods sold	32,417	29,519	63,531	58,922

Gross profit	20,205	24,235	40,510	43,397
Operating expenses:
Selling and marketing	9,050	8,825	18,335	15,459
Other operating expenses	8,096	5,940	13,254	11,442
Total operating expenses	17,146	14,765	31,589	26,901

Income from operations	3,059	9,470	8,921	16,496
Other expense, net	31	81	78	45

Income before income taxes	3,028	9,389	8,843	16,451
Income tax expense	1,192	3,506	3,318	6,177

Net income	$1,836	$5,883	$5,525	$10,274

Weighted average common shares outstanding - diluted	29,032	28,838	29,073	28,785

Net income per share - diluted	$0.06	$0.20	$0.19	$0.36

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	November 30,	May 31,
	2010	2010
	(unaudited)

Cash and cash equivalents	$16,860	$31,768
Available-for-sale securities	8,939	13,641
Receivables, net	25,106	19,732
Inventories	41,570	35,081
Other current assets	4,558	3,862

Total current assets	97,033	104,084

Property and equipment, net	14,816	13,882

Other assets, net	5,907	12,014

Total assets	$117,756	$129,980

Current liabilities	$26,567	$24,667

Long-term liabilities	3,050	4,865

Stockholders’ equity	88,139	100,448

Total liabilities & stockholders’ equity	$117,756	$129,980

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